Exhibit 99.1

ACE Limited Announces Receipt of Subpoena

HAMILTON, Bermuda, June 17, 2005 (BUSINESS WIRE) — ACE Limited (NYSE: ACE) today reported that it had received a subpoena from the United States Attorney for the Southern District of New York as part of an investigation into finite risk insurance products. ACE understands that other insurance companies have received similar subpoenas. As previously disclosed by ACE, ACE has received subpoenas from the Securities and Exchange Commission and the New York Attorney General in connection with an investigation into these insurance products. ACE intends to comply with the subpoena.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, The ACE Group conducts its business on a worldwide basis with operating subsidiaries in approximately 50 countries. Additional information can be found at: http://www.acelimited.com.